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                                                                    EXHIBIT 4.20

                             ENGLISH TRANSLATION OF
                                LEASING AGREEMENT

Between Bargoa S. A., CNPJ; 42.424.267/001-56, State registration 82.140.794, located at Estrada do Camorin, 633, Rio de Janeiro hereby represented by its legal representative qualified by power of attorney, hereafter referred to as LESSOR and SAINCO BRASIL S/A, CNPJ 31.432.685/001-79, State registration 83.466.359, located at Rua Visconde do Itamarati, 168, Bairro Maracana, Rio de Janeiro (RJ), hereby represented by its legal representative qualified by power of attorney, hereafter referred to as LESSEE, both of whom enter into this leasing agreement subject to the following clauses and conditions:

ONE - ASSET/PROPERTY

The LESSOR is the owner of the building located at Estrada do Camorim 633, "Asset/property" of the leasing agreement. The use of the building is designated for [the use of] the sister company - the LESSEE. PARAGRAPH ONE - THE LESSEE [Sister Company] cannot alter the terms of the leasing [agreement], without written authorization by the LESSOR, under penalty of contractual infraction.

TWO - TERM OF AGREEMENT

The term of this leasing agreement will start on January 1 of 2003, ending on May 15 of 2004, independently of any notification, warning, judicial or 'Lis Pendens' action.

THREE - RENT AMOUNT /PAYMENT

The price of the monthly rent of the leased building to be paid by the LESSEE to the LESSOR is R$5,116.24 (Five thousand, one hundred and sixteen Brazilian Reais and twenty-four cents), which includes the following:

o  Water usage

o  Security

o  Property tax

o  Building insurance

The rent payment shall be deposited in the bank account # 29120886-3 of branch office 0086 of the Banco Bandeirantes S/A, [Bandeirantes S/A Bank] in the Lessor's name [and shall be made] by the 5th day of the month following the occupancy/use of the property.

FIRST PARAGRAPH - The monthly rent stipulated above will be adjusted automatically each year as from the signing date of this agreement by applying the IGP-M of FGV [General Index of Market Prices], or in the absence thereof , by any other official index that reflects the price variation for the adjustment period.

SECOND PARAGRAPH - If by virtue of the passage of any 'ex post facto' law the adjustment of the rent for the period were less than that anticipated under the current law at the time of this agreement, the parties hereto expressly agree that the rent adjustment shall automatically be indexed to the shortest period permitted under the later law.


                  [Signature -illegible] [Signature -illegible]



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THIRD PARAGRAPH - Proof of rent payment will be by presentation of the receipt, without amendments or scratches. Under no circumstances shall the presentation of the most recent receipt be construed as proof of payment of any previously-existing debt.

FOUR- LATE PAYMENT

The rent shall be paid punctually on the due date which is the 5th (fifth) day of each month (art. 23.I of law 8.245 of 10/18/91).

FIRST PARAGRAPH -The failure to pay by the above-mentioned date shall result in the application of a penalty of 10% (ten percent) of the outstanding amount, in addition to the daily rate. If legal action is required, the LESSEE shall be liable for lawyers' fees of 20% (twenty percent) and procedural costs and expenses. The LESSEE cannot evade this contractual penalty under any circumstances (art 927 of the Civil Code).

SECOND PARAGRAPH - If for any reason or under any circumstances the LESSOR agrees to receive any payment out of the terms mentioned in this leasing agreement, such fact shall be understood just as a liberality, but shall never be capable of invalidating or impairing the validity of the contractual period, the required obligations being independent of any warning or notification.

FIVE - PROPERTY MAINTENANCE

The LESSEE, in this agreement, acknowledges receiving the property with all electrical installations, plumbing and sewer in perfect functioning conditions, and is liable for the cost of any and all repairs and replacements that may became necessary, particularly toilets, lighting, painting, windows, locks, sinks, faucets, drains, and other accessories.

SIX- IMPROVEMENTS

Any improvements and installations incorporated to the property shall be made at the LESSEE's expense, being that they are of use, necessary or [sic] sumptuary, and the LESSOR declines any right of retention, indemnification or reimbursement for the improvements made to the property. With Authorization of the Lessor [sic]

SEVEN- TRANSFER, SUBLEASING, TRANSFER, ASSIGNMENT AND LENDING

The LESSEE may not sublease, transfer, assign or lend any part or all of the leased property without the written permission and agreement of the LESSOR.

EIGHT- PREFERENCE OF PURCHASE

In case of the sale, promise of sale, or assignment of rights to the property, the LESSEE shall have a preferential purchase right to the leased property under the same conditions as third parties. The owner will notify the LESSEE in advance of the business transaction.


                  [Signature -illegible] [Signature -illegible]



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NINE- FORUM

The parties choose the forum of the Judicial District of Rio de Janeiro as competent to settle any doubts or questions in connection with this agreement. The parties hereby waive any other judicial district, even if more privileged.

Under these terms, being fully informed of this common agreement, the parties have signed this Leasing Agreement in triplicate for a sole purpose in the presence of the witness below, who was present throughout.

Rio de Janeiro, January 1, 2003.

LESSOR:  signature illegible

LESSEE: signature illegible - [stamp] SAINCO BRASL S/A [mostly illegible]

WITNESS: signature illegible



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                                     TELVENT


Telvent Brasil S.A.
Est do Camorim 633 - Jacarapagua
22780-070 Rio de Janeiro


Bargoa, S.A.
Estrada do Camorim, 633
Rio de Janeiro - RJ
Attn: Jose Calvo Sebastian
Director

Re: Building Lease Estrada do Camorim, 633 - Jacarapagua-RJ

Dear Sir:

This letter is to confirm the negotiations held on May 24, 2005 regarding the lease on the building occupied by Telvent Brasil, S.A.

We agree that Telvent occupies a usable area of 491 m2 for which Telvent will pay monthly rent of R$5,000.00

Telvent will also pay for water, predial tax and insurance on a monthly basis. The estimated cost of these items as of today's date is as follows:

Water: $R 191.53
Predial tax: $R 31.67
Insurance: $R 38.29

Telvent will provide its own reception and security services independently of Burgoa.

I will be requesting an addendum to the lease containing these conditions.

Yours faithfully,

/s/ MARCIO LEONARDO

Marcio Leonardo
Managing Director